Exhibit 10.1

Form of INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated _______________, is effective as of the Effective Date (as defined below), by and between Franklin Wireless Corp., a Nevada corporation (the “Company”), and _______________ (“Indemnitee”).

WHEREAS, it is essential to the Company and its mission to retain and attract as officers and directors the most capable persons available;

WHEREAS, the Company has asked Indemnitee to serve as [a director][an officer] of the Company;

WHEREAS, both the Company and Indemnitee recognize the omnipresent risk of litigation and other claims that are routinely asserted against officers and directors of companies operating in the public arena in the current environment, and the attendant costs of defending even wholly frivolous claims;

WHEREAS, the articles of incorporation (the “Articles”) and the bylaws (the “Bylaws”) of the Company provide certain indemnification rights to the officers and directors of the Company, as provided by Nevada law; and

WHEREAS, to induce Indemnitee to serve as [a director][an officer] of the Company, and in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of, and the advancing of expenses to, Indemnitee (whether partial or complete) to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and Indemnitee’s service to the Company, the parties hereto agree as follows:

1.	Certain Definitions.

a.	“Change in Control” means the occurrence of any of the following events:

i.	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company’s outstanding Voting Securities, other than (w) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (x) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

ii.	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

iii.	the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the Voting Securities of the Company held by the stockholders of the Company and outstanding immediately prior thereto continuing to represent or being converted into or exchanged for Voting Securities that represent, immediately following such merger or consolidation, at least 50% of the total voting power of the Voting Securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company’s assets.

1

b.	“Claim” means any threatened, pending or completed action, suit or proceeding, including any arbitration, alternative dispute resolution mechanism, inquiry or investigation (including any internal investigation, and whether instituted by the Company or any other party or otherwise), or administrative hearing, whether brought by or in the right of the Company or any other party or otherwise, whether civil (including intentional and unintentional tort claims), criminal, administrative, investigative or other.

c.	“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, manager, member, general or limited partner, employee, trustee, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise.

d.	“Expenses” means any attorneys’ fees and all other costs, expenses and obligations actually and reasonably paid or incurred in connection with defending any Claim, including investigating, being a witness in, subject or target of, or participating in (including on appeal), or preparing to defend, be a witness in, subject or target of, or participate in, any Claim; and include, for purposes of Section 4, any such Expenses incurred in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or any other agreement or provision of the Articles or Bylaws now or hereafter in effect or for recovery under any directors’ and officers’ liability insurance policies maintained by the Company.

e.	“Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years and who are not currently performing services for the Company or Indemnitee, in each case, other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements.

f.	“Reviewing Party” means (i) any person or body consisting of the members of the Board, by a majority vote of a quorum consisting of directors who are not party to the particular Claim for which Indemnitee is seeking indemnification (“Disinterested Directors”), (ii) Independent Legal Counsel, if so ordered by a majority vote of a quorum consisting of Disinterested Directors or if a quorum consisting of Disinterested Directors cannot be obtained, or (iii) any other person or body as may otherwise be required by applicable law.

g.	“Voting Securities” means shares of any series or class of common stock or preferred stock of the Company entitled to vote generally upon all matters that may be submitted to a vote of stockholders of the Company at any annual or special meeting thereof.

2.	Basic Indemnification and Advancement Arrangement.

a.	In the event Indemnitee was, is or becomes a party to, subject or target of, or witness or other participant in, or is threatened to be made a party to, subject or target of, or witness or other participant in, a Claim by reason of (or arising in part out of) Indemnitee’s Corporate Status, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after demand is presented to the Company (which demand may only be presented to the Company following the final judicial disposition of the Claim, as to which all rights of appeal therefrom have been exhausted or lapsed (a “Final Disposition”)), against any and all Expenses, judgments, fines, penalties and any and all amounts paid or payable in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or such amounts paid or payable in settlement) of such Claim. If so requested by Indemnitee, prior to the Final Disposition of a Claim, the Company shall advance any and all Expenses paid or incurred by or on behalf of Indemnitee (including, without limitation, Expenses billed to or on behalf of Indemnitee) in connection with any such Claim (an “Expense Advance”).

2

b.	Notwithstanding the foregoing, (i) the obligations of the Company to indemnify Indemnitee under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written determination, or, in any case in which Independent Legal Counsel is the Reviewing Party, in a written opinion) that Indemnitee would not be permitted to be indemnified under applicable law as to such indemnification claims, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if the Reviewing Party determines in good faith that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby undertakes to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a Final Disposition is made with respect thereto. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board (unless otherwise required pursuant to the definition of “Reviewing Party”), and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3. If (A) there has been no determination by the Reviewing Party as contemplated by Section 2(b) within sixty (60) days after receipt by the Company of a written demand for indemnification pursuant to Section 2(a) (subject to extension for a reasonable time, not to exceed an additional thirty (30) days, if the Reviewing Party in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto), or (B) the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada seeking to enforce Indemnitee’s rights to indemnification and advancement hereunder or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, in all events, the Company hereby consents to service of process and agrees to appear in any such proceeding. Any determination by the Reviewing Party that Indemnitee is entitled to indemnification shall be conclusive and binding on the Company and Indemnitee. Any determination by the Reviewing Party that Indemnitee is not permitted to be indemnified (in whole or in part) under applicable law shall be in writing (or, in any case in which the Independent Legal Counsel referred to in Section 3 is involved, set forth in a written opinion).

3.	Change in Control. The Company agrees that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or provision of the Articles or Bylaws now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) and the Reviewing Party shall be such Independent Legal Counsel. If such Independent Legal Counsel determines that Indemnitee is not permitted to be indemnified (in whole or in part) under applicable law, such counsel, among other things, shall render such determination in a written opinion to the Company and Indemnitee. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.	Indemnification for Additional Expenses. It is the intent of the Company that, to the fullest extent permitted by law, Indemnitee shall not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. The Company shall (i) indemnify Indemnitee (to the extent Indemnitee is successful on the merits or otherwise in the action provided for in this Section 4) against any and all Expenses (including attorneys’ fees) and, (ii) if requested by Indemnitee, advance such Expenses to Indemnitee (and Indemnitee hereby undertakes to reimburse the Company for any amounts so advanced if, when, and to the extent Indemnitee is not successful on the merits or otherwise in the action provided for in this Section 4), which are incurred by or on behalf of Indemnitee in connection with any action brought by Indemnitee (whether pursuant to Section 19 or otherwise), in each case, for (a) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or provision of the Articles or Bylaws now or hereafter in effect or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, in all cases, to the fullest extent permitted by law.

3

5.	Proceedings Against the Company; Certain Securities Laws Claims.

Anything in this Agreement to the contrary notwithstanding, except as provided in Section 4, with respect to a Claim initiated against the Company by Indemnitee (whether initiated by Indemnitee in or by reason of such person’s capacity as an officer or director of the Company or in or by reason of any other capacity), the Company shall not be required to indemnify or to advance Expenses to Indemnitee in connection with prosecuting such Claim (or any part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Company in connection with such Claim (or part thereof) unless such Claim was authorized by the Board. For purposes of this Section 5, a compulsory counterclaim by Indemnitee against the Company in connection with a Claim initiated against Indemnitee by the Company shall not be considered a Claim (or part thereof) initiated against the Company by Indemnitee, and Indemnitee shall have all rights of indemnification and advancement with respect to any such compulsory counterclaim in accordance with and subject to the terms of this Agreement.

6.	Partial Indemnity and Success on the Merits. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid or payable in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee is successful, on the merits or otherwise, in whole or in part, in defending a Claim (including dismissal without prejudice), or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified to the fullest extent permitted by law against all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

7.	Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder or otherwise, the burden shall be on the Company to prove by clear and convincing evidence that Indemnitee is not so entitled.

8.	No Presumptions. For purposes of this Agreement, the termination of any Claim, by judgment, order, settlement (whether with or without court approval) conviction, or otherwise, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.	Settlement. Indemnitee shall be entitled to settle any Claim, in whole or in part, in such Indemnitee’s sole discretion. To the fullest extent permitted by law, any settlement of a Claim by Indemnitee shall be deemed the Final Disposition of such Claim for all purposes of this Agreement. The Company acknowledges that a settlement or other disposition short of final judgment on the merits may be successful if it permits a party to avoid expense, delay, distraction, disruption, and uncertainty. If any Claim is resolved other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Claim with or without payment or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Claim. Any individual or entity seeking to overcome this presumption shall have the burden to prove by clear and convincing evidence that Indemnitee has not been successful on the merits or otherwise in such Claim.

10.	Nonexclusivity; Subsequent Change in Law. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Articles or Bylaws, under Nevada law or otherwise. To the extent that a change in Nevada law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles or Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

4

11.	Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

12.	Amendments; Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.	Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Articles, the Bylaws or otherwise) of the amounts otherwise indemnifiable hereunder.

15.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, administrators, heirs, executors and personal and legal representatives. The Company agrees that in the event the Company or any of its successors (including any successor resulting from the merger or consolidation of the Company with another corporation or entity where the Company is the surviving corporation or entity) or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any corporation or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company as a result of such transaction assume the obligations of the Company set forth in this Agreement. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or as a director, officer, manager, member, general or limited partner, employee, trustee, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise at the Company’s request.

16.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.	Effective Date. To the fullest extent permitted by law, this Agreement shall (i) be effective as of the earliest date that Indemnitee commenced serving as a director or an officer of the Company (the “Effective Date”), and (ii) apply to any claim for indemnification by Indemnitee with respect to any matters arising from such time and thereafter.

18.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

5

19.	Injunctive Relief. The parties hereto agree that Indemnitee may enforce this Agreement by seeking specific performance hereof, without any necessity of showing irreparable harm or that a remedy at law would be inadequate or posting a bond, which requirements are hereby waived, and that by seeking specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled.

20.	Notices. All notices, requests, demands and other communications hereunder may be in writing, or by electronic mail (email), and shall be deemed to have been duly given if delivered to an official company email address, by hand, against receipt, or mailed, by postage prepaid, certified or registered mail:

a.	if to Indemnitee, to the address set forth on the signature page hereto.

b.	if to the Company, to:	Franklin Wireless Corp.
Attn: General Counsel
3940 Ruffin Rd., Suite C
San Diego, CA 92123

21.	Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FRANKLIN WIRELESS CORP.

By:
Name:
Title:

INDEMNITEE

Name:

Address for notification: